Exhibit 99.1

CUMULUS MEDIA INC.

Cumulus Reports Fourth Quarter and Full Year 2012 Results

ATLANTA, GA – March 18, 2013: Cumulus Media Inc. (NASDAQ: CMLS) (the “Company,” “we,” “us,” or “our”) today reported financial results for the three months and year ended December 31, 2012.

Financial highlights are as follows (in thousands, except per share data and percentages) (footnotes follow):

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011		2012	2011
	Pro Forma (1)		% Change	Pro Forma (1)		% Change
Cash revenues	$276,859	$275,994	0.3%	$1,055,145	$1,076,907	-2.0%
Trade revenues	7,337	8,020	-8.5%	27,732	34,646	-20.0%

Net revenues	$284,196	$284,014	0.1%	$1,082,877	$1,111,553	-2.6%
Adjusted EBITDA (2) (3)	$107,230	$97,851	9.6%	$395,254	$367,912	7.4%

	As Reported			As Reported
Net revenues	$284,196	$281,265	1.0%	$1,076,582	$519,963	107.0%
Adjusted EBITDA (2) (3)	$107,230	$96,681	10.9%	$393,737	$123,693	218.3%
Free cash flow (2)	$47,730	$28,823	65.6%	$172,737	$21,468	704.6%
Net (loss) income	$(84,791)	$(13,138)	-545.4%	$(32,729)	$63,860	-151.3%

Three Months Ended December 31, 2012 Compared to Three Months Ended December 31, 2011

Net Revenues

Net revenues for the three months ended December 31, 2012 increased $2.9 million, or 1.0%, to $284.2 million, compared to $281.3 million for the three months ended December 31, 2011. This increase reflects the impact of an increase in political advertising.

Direct Operating Expenses, Excluding Depreciation and Amortization

Direct operating expenses for the three months ended December 31, 2012 increased $3.4 million, or 1.9%, to $177.4 million, compared to $174.0 million for the three months ended December 31, 2011. This was primarily driven by increases in programming and health related benefits expenses as compared to the prior year quarter. These increases were partially offset by a decrease in music licensing fees.

Corporate General and Administrative Expenses, Including Stock-based Compensation Expense

Corporate general and administrative expenses, including stock-based compensation expense, for the three months ended December 31, 2012 decreased $17.8 million, or 62.0%, to $11.0 million, compared to $28.8 million for the three months ended December 31, 2011. This decrease is primarily comprised of a $10.8 million decrease in acquisition and restructuring costs related to the merger with Citadel Broadcasting Corp. (the “Citadel Merger”) and the acquisition of Cumulus Media Partners, LLC (the “CMP Acquisition”) completed in 2011 and a $4.8 million decrease in stock-based compensation expense.

Impairment of Intangible Assets and Goodwill

For the three months ended December 31, 2012, we recorded impairment charges of $100.0 million and $14.7 million related to goodwill and indefinite lived intangible assets (FCC Licenses), respectively. In the fourth quarter of 2012, as the Company was beginning its annual impairment test of goodwill and FCC Licenses, format and structural changes made in the first half of 2012 in certain markets acquired during the second half of 2011 had not achieved the expected results for fiscal year 2012. As a result, certain markets failed step 1 of our annual impairment test of goodwill. There were no similar impairments in 2011.

Interest Expense, net

Total interest expense, net of interest income, for the three months ended December 31, 2012 decreased $3.6 million, or 7.0%, to $48.4 million compared to $52.0 million for the three months ended December 31, 2011. Interest expense decreased due to a lower average amount of indebtedness outstanding in the fourth quarter of 2012 as compared with the fourth quarter of 2011.

Capital Expenditures

Capital expenditures for the three months ended December 31, 2012 totaled $2.0 million which represented routine capital expenditures. Capital expenditures during the three months ended December 31, 2011 were $3.8 million.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Net Revenues

Net revenues for the year ended December 31, 2012 increased $556.6 million, or 107.0%, to $1,076.6 million compared to $520.0 million for the year ended December 31, 2011. This increase is primarily attributable to the impact of a full year of net revenues attributable to CMP and Citadel, as well as a $26.4 million increase in political advertising due to the presidential and local government elections.

Direct Operating Expenses, Excluding Depreciation and Amortization

Direct operating expenses for the year ended December 31, 2012 increased $345.2 million, or 109.2%, to $661.5 million compared to $316.3 million for the year ended December 31, 2011. This increase reflects the impact of a full year of direct operating expenses attributable to CMP and Citadel.

Corporate General and Administrative Expenses, Including Stock-based Compensation Expense

Corporate general and administrative expenses, including stock-based compensation expense, for year ended December 31, 2012, decreased $33.4 million or 36.7% to $57.4 million, compared to $90.8 million for the year ended December 31, 2011. This decrease is primarily comprised of a $2.2 million reduction of certain contractual obligations assumed in the Citadel Merger and a $46.1 million reduction in acquisition costs since the prior year expenses contained those costs related to the CMP Acquisition and Citadel Merger. This was partially offset primarily by an increase of $8.0 million in stock compensation costs for equity awards granted in late 2011 and early 2012 and a $2.9 million increase in professional, legal, insurance and various other corporate facility related fees.

Impairment of Intangible Assets and Goodwill

For the year ended December 31, 2012, we recorded impairment charges of $100.0 million and $14.7 million related to goodwill and indefinite lived intangible assets (FCC Licenses), respectively, and a definite-lived intangible asset impairment charge of $12.4 million related to the cancellation of a contract. In the fourth quarter of 2012, as the Company was beginning its annual impairment test of goodwill and FCC Licenses, format and structural changes made in the first half of 2012 in certain markets acquired during the second half of 2011 had not achieved the expected results in fiscal year 2012. As a result, certain markets failed step 1 of our annual impairment test of goodwill. There were no similar impairments during 2011.

Interest Expense, net

Interest expense, net of interest income, for the year ended December 31, 2012 increased $111.6 million to $198.6 million compared to $87.0 million for the year ended December 31, 2011. Interest expense associated with outstanding debt increased by $104.0 million to $187.8 million as compared to $83.8 million in the prior year period. Interest expense increased due to a higher average amount of indebtedness outstanding as a result of our Company’s refinancing efforts undertaken in connection with the Citadel Merger in 2011.

Capital Expenditures

Capital expenditures for the year ended December 31, 2012 totaled $6.6 million, which represented routine capital expenditures. Capital expenditures during the twelve months ended December 31, 2011 were $6.7 million.

Earnings (Loss) Per Share

Basic (loss) earnings per share (“EPS”) is calculated for the three months and year ended December 31, 2012 by dividing undistributed net loss from continuing operations of $84.5 million and $92.1 million, respectively, adjusted for dividends declared on preferred stock for the three months and year ended December 31, 2012 of $2.7 million and $13.8 million, respectively, and the accretion of redeemable preferred stock for the three months and year ended December 31, 2012 of $1.0 million and $7.7 million, respectively, by the weighted average number of shares of common stock outstanding during the applicable period, which was 173,628,466 shares and 162,603,882 shares for the three months and year ended December 31, 2012, respectively. Diluted EPS for the three months and year ended December 31, 2012 was calculated in the same manner as basic EPS. Potentially dilutive equivalent shares outstanding for the three months and year ended December 31, 2012 excluded from the computation of diluted loss per share consisted of approximately 40.5 million and 52.8 million, respectively, of additional shares of common stock to underlying outstanding warrants. Basic and diluted EPS from discontinued operations and net (loss) income are computed in the same matter as EPS from continuing operations, excluding any adjustments for dividends accrued and accreted.

Earnings Call Information

Cumulus Media Inc. will host a teleconference today at 11:00 AM EST to discuss fourth quarter and full year results. The conference call dial-in number for domestic callers is 877-830-7699. International callers should dial 660-422-3366 for conference call access. Please call five to ten minutes in advance to ensure that you are connected prior to the presentation. The call also may be accessed via webcast at www.cumulus.com.

Following completion of the call, a replay can be accessed until 12:00 AM EST, April 18, 2013. Domestic callers can access the replay by dialing 855-859-2056, replay code 19422215#. International callers should dial 404-537-3406 for conference replay access.

Forward-Looking Statements

Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements are statements other than historical fact, and relate to our intent, belief or current expectations primarily with respect to our future operating, financial and strategic performance. Any such forward-looking statements are not guarantees of future performance and may involve risks and uncertainties. Actual results may differ from those contained in or implied by the forward-looking statements as a result of various factors, including, but not limited to, risks and uncertainties relating to the need for additional funds to service our debt and to execute our business strategy, our inability to renew one or more of our broadcast licenses, changes in interest rates, the timing, costs and synergies resulting from the integration of any completed acquisitions, our ability to eliminate certain costs, our ability to manage rapid growth, the popularity of radio as a broadcasting and advertising medium, changing consumer tastes, the impact of general economic conditions in the United States or in specific markets in which we currently do business, industry conditions, including existing competition and future competitive technologies and cancellation, disruptions or postponements of advertising schedules in response to national or world events, our ability to generate expected revenues from new sources, including local commerce and technology-based initiatives and other risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2012 (the “2012 Form 10-K”) and subsequently filed Forms 10-Q. Many of these risks and uncertainties are beyond our control, and the unexpected occurrence or failure to occur of any such events or matters could significantly alter our actual results of operations or financial condition. Cumulus Media Inc. assumes no responsibility to update any forward-looking statement as a result of new information, future events or otherwise.

About Cumulus Media Inc.

Cumulus Media Inc. is the largest pure-play radio broadcaster in the United States based on number of stations, controlling 517 radio stations in 108 U.S. media markets. Cumulus’ headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus shares are traded on NASDAQ under the symbol CMLS.

The Cumulus Media Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=13850

For further information, please contact:

Cumulus Media Inc.

J.P. Hannan

Senior Vice President, Treasurer & Chief Financial Officer

404-260-6600

jp.hannan@cumulus.com

Footnotes to Financial Highlights Table

1)	References to “pro forma” in this press release reflect to the completion of the CMP acquisition in August 2011, the Citadel merger in September 2011, and the net impact of the Company’s July 2012 sale of 55 stations in eleven non-strategic markets to Townsquare Media LLC (“Townsquare”) in exchange for Townsquare’s radio stations in Bloomington, IL and Peoria, IL, plus approximately $114.9 million in cash (the “Townsquare Asset Exchange”). Results of operations of each of the Company, CMP, Citadel, and the Bloomington and Peoria stations acquired in the Townsquare Asset Exchange are included for all periods presented. The 55 stations sold to Townsquare are accounted for as discontinued operations; as such, Revenue and Adjusted EBITDA for all periods presented exclude the results of these disposed assets. Pro forma presentation of all completed transactions is a key metric for purposes of calculating and determining our compliance with certain covenants contained in our first lien credit facility. For additional information about pro forma financial information presented herein, including the material assumptions related thereto, see “Supplemental Unaudited Pro Forma Financial Information” below.
2)	Adjusted EBITDA and free cash flow are not financial measures calculated or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). For additional information, see “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures” below.
3)	Excludes acquisition-related costs of $10.3 million and $84.2 million for the three months and full year pro forma periods ended December 31, 2011, respectively. Excludes acquisition-related costs for the three months and full year ended December 31, 2012 of $8.8 million and $17.0 million, respectively.

CUMULUS MEDIA INC.

Unaudited Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	As Reported		As Reported
Net revenues	$284,196	$281,265	$1,076,582	$519,963

Operating expenses:
Direct operating expenses (excluding depreciation, amortization and LMA fees)	177,406	174,003	661,511	316,253
Depreciation and amortization	35,824	36,341	142,143	51,148
LMA fees	904	855	3,556	2,525
Corporate general and administrative expenses (including stock-based compensation expense of $3,108, $7,956, $18,779 and $10,744, respectively)	10,968	28,837	57,438	90,761
Gain on exchange of assets or stations	—	—	—	(15,278)
Realized (gain) loss on derivative instrument	(638)	687	(12)	3,368
Impairment of intangible assets	114,706	—	127,141	—

Total operating expenses	339,170	240,723	991,777	448,777

Operating (loss) income	(54,974)	40,542	84,805	71,186

Non-operating (expense) income:
Interest expense, net	(48,448)	(51,990)	(198,628)	(86,989)
Loss on early extinguishment of debt	(2,432)	—	(2,432)	(4,366)
Gain on equity investment in Cumulus Media Partners, LLC	—	—	—	11,636
Other (expense) income, net	(2,433)	(48)	(2,474)	39

Total non-operating expense, net	(53,313)	(52,038)	(203,534)	(79,680)

Loss from continuing operations before income taxes	(108,287)	(11,496)	(118,729)	(8,494)
Income tax benefit (expense)	23,764	(6,247)	26,552	3,313

(Loss) income from continuing operations	(84,523)	(17,743)	(92,177)	(5,181)
(Loss) income from discontinued operations, net of taxes	(268)	4,605	59,448	69,041

Net (loss) income	$(84,791)	$(13,138)	$(32,729)	$63,860

Basic and diluted (loss) income per common share:
Basic: Loss from continuing operations per share	$(0.51)	$(0.17)	$(0.70)	$(0.17)

Income from discontinued operations per share	$—	$0.03	$0.37	$0.97

(Loss) income per share	$(0.51)	$(0.14)	$(0.33)	$0.80

Diluted: Loss from continuing operations per share	$(0.51)	$(0.17)	$(0.70)	$(0.17)

Income from discontinued operations per share	$—	$0.03	$0.37	$0.97

(Loss) income per share	$(0.51)	$(0.14)	$(0.33)	$0.80

Weighted average basic common shares outstanding	173,628,466	140,945,345	162,603,882	70,890,393

Weighted average diluted common shares outstanding	173,628,466	140,945,345	162,603,882	70,890,393

Non-GAAP Financial Measures

We utilize certain financial measures that are not prepared or calculated in accordance with GAAP to assess our financial performance and profitability. The non-GAAP financial measures used in this release are Adjusted EBITDA and free cash flow.

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) before any non-operating expenses, including net interest expense, depreciation and amortization, stock-based compensation expense, gain or loss on exchange or sale of assets or stations (if any), any realized gain or loss on derivative instruments, any impairment of intangible assets and goodwill, local marketing agreement (“LMA”) fees, acquisition-related costs and franchise taxes.

Adjusted EBITDA is the financial metric utilized by management to analyze the cash flow generated by our business. This measure isolates the amount of income generated by our radio stations after the incurrence of corporate general and administrative expenses. Management also uses this measure to determine the contribution of our radio station portfolio, including the corporate resources employed to manage the portfolio, to the funding of our other operating expenses and to the funding of debt service and acquisitions. In addition, Adjusted EBITDA is a key metric for purposes of calculating and determining our compliance with certain covenants contained in our first lien credit facility.

In deriving this measure, management excludes depreciation, amortization and stock-based compensation expense from the measure, as these do not represent cash payments for activities directly related to the operation of the radio stations. In addition, we exclude LMA fees from our calculation of Adjusted EBITDA, even though such fees require a cash settlement, because they are excluded from the definition of Adjusted EBITDA contained in our first lien credit facility. Management excludes any gain or loss on the exchange or sale of assets or radio stations as they do not represent a cash transaction. Management also excludes any realized gain or loss on derivative instruments as they do not represent a cash transaction nor are they associated with radio station operations. Interest expense, net of interest income, income tax (benefit) expense including franchise taxes, and expenses relating to acquisitions are also excluded from the calculation of Adjusted EBITDA as they are not directly related to the operation of radio stations. Management excludes any impairment of goodwill and intangible assets as they do not require a cash outlay. Management believes that Adjusted EBITDA, although not a measure that is calculated in accordance with GAAP, nevertheless is commonly employed by the investment community as a measure for determining the market value of a radio company. Management has also observed that Adjusted EBITDA is routinely employed to evaluate and negotiate the potential purchase price for radio broadcasting companies and is a key metric for purposes of calculating and determining compliance with certain covenants in our first lien credit facility. Given the relevance to our overall value, management believes that investors consider the metric to be extremely useful.

Adjusted EBITDA should not be considered in isolation of, or as a substitute for, net income, operating income, cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP.

A quantitative reconciliation of Adjusted EBITDA to net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, is provided under “Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures” below.

Free Cash Flow

Free cash flow is also utilized by management to analyze the cash generated by our business. Free cash flow measures the amount of cash generated during the applicable period that could be used to fund acquisitions or other growth opportunities or for reinvestment in our business, after funding station and corporate, general and administrative expenses (excluding transaction costs), debt service, income taxes, and capital expenditures.

We define free cash flow as net income (loss) before any non-operating expenses, including net interest expense, stock-based compensation expense, depreciation and amortization, gain or loss on the exchange or sale of assets or stations (if any), and any realized gain or loss on derivative instruments, any impairment of intangible assets and goodwill, net of interest expense (excluding any non-cash charges or credits for changes in values of swaps and amortization of debt issuance costs), income taxes paid and capital expenditures.

Management excludes depreciation and amortization, any gain or loss on the exchange or sale of assets or stations, any realized gain or loss on derivative instruments or impairment of intangible assets and goodwill and other non-cash expenses, including stock-based compensation, from net income (loss) as they do not represent cash transactions. Management deducts payments for debt service, income taxes and capital expenditures since these represent amounts that are consistently necessary for our continuing operations, in order to arrive at free cash flow available for growth opportunities or reinvestment in our business.

Management believes that free cash flow, although not a measure that is prepared or calculated in accordance with GAAP, is commonly employed by the investment community to evaluate a company’s ability to pay down debt, pay dividends, repurchase stock and/or facilitate the further growth of a company through acquisition or internal development. Management further believes that free cash flow is also utilized by investors as a measure in determining the market value of a radio company.

Free cash flow should not be considered in isolation of or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because free cash flow is not calculated or presented in accordance with GAAP, it may not be calculated or presented comparably to similarly titled measures used by other companies, and thus comparability may be limited. A quantitative reconciliation of free cash flow to net income (loss) calculated in accordance with GAAP is provided below.

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures

The following tables reconcile net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA on a pro forma and as reported basis for the three months and years ended December 31, 2012 and 2011 (dollars in thousands):

	Three Months Ended December 31,
	2012	2012	2011	2011
	As Reported	Pro Forma	As Reported	Pro Forma
Net loss	$(84,791)	$(84,523)	$(13,138)	$(10,425)
Income tax (benefit) expense	(23,764)	(23,764)	6,247	16,806
Non-operating expenses, including net interest expense	50,882	50,882	52,038	51,276
LMA fees	904	904	855	855
Depreciation and amortization	35,824	35,824	36,341	30,696
Stock-based compensation expense	3,108	3,108	7,956	7,956

Realized (gain) loss on derivative instrument	(638)	(638)	687	687
Acquisition-related costs	8,795	8,795	10,300	—
Franchise taxes	(496)	(496)	—	—
Impairment of intangible assets and goodwill	114,706	114,706	—	—
Loss on early extinguishment debt	2,432	2,432	—	—

Discontinued operations:
Loss (income) from discontinued operations, net of taxes	268	—	(4,605)	—

Adjusted EBITDA	$107,230	$107,230	$96,681	$97,851

	Year Ended December 31,
	2012	2012	2011	2011
	As Reported	Pro Forma	As Reported	Pro Forma
Net (loss) income	$(32,729)	$(71,011)	$63,860	$(32,488)
Income tax (benefit) expense	(26,552)	(38,440)	(3,313)	26,362
Non-operating expenses, including net interest expense	201,102	201,095	86,950	210,348
LMA fees	3,556	3,556	2,525	2,822
Depreciation and amortization	142,143	142,585	51,148	127,773
Stock-based compensation expense	18,779	18,779	10,744	44,206
Gain on exchange of assets or stations	—	—	(15,278)	(14,479)
Realized (gain) loss on derivative instrument	(12)	(14)	3,368	3,368
Acquisition-related costs	16,989	8,795	—	—
Franchise taxes	336	336	—	—
Impairment of intagible assets and goodwill	127,141	127,141	—	—
Loss on early extinguishment debt	2,432	2,432	4,366	—
Gain on equity investment in CMP	—	—	(11,636)	—
Discontinued operations:
Income from discontinued operations, net of taxes	(59,448)	—	(69,041)	—

Adjusted EBITDA	$393,737	$395,254	$123,693	$367,912

The following tables reconcile net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to free cash flow on a pro forma and as reported basis for the three months and years ended December 31, 2012 and 2011 (dollars in thousands):

	Three Months Ended December 31,
	2012	2012	2011	2011
	Pro Forma	As Reported	Pro Forma	As Reported
Net loss	$(84,523)	$(84,791)	$(10,425)	$(13,138)
Add:
Income tax (benefit) expense	(23,764)	(23,764)	16,806	6,247
Non-operating expenses, including net interest expense	53,314	53,314	51,276	52,038
Stock-based compensation expense	3,108	3,108	7,956	7,956

Depreciation and amortization	35,824	35,824	30,696	36,341
Realized (gain) loss on derivative instrument	(638)	(638)	687	687
Impairment of intangible assets	114,706	114,706	—	—

Discontinued operations:
Income (loss) from discontinued operations	—	268	—	(4,605)

Less:
Interest expense, net of interest income, excluding non-cash charge/credit for change in value of swap arrangements and amortization of debt issuance costs	(45,643)	(45,643)	(51,891)	(51,891)
Income taxes paid	(2,702)	(2,702)	(1,007)	(1,007)
Capital expenditures	(1,952)	(1,952)	(3,805)	(3,805)

Free cash flow	$47,730	$47,730	$40,293	$28,823

	Year Ended December 31,
	2012	2012	2011	2011
	Pro Forma	As Reported	Pro Forma	As Reported
Net (loss) income	$(71,011)	$(32,729)	$(32,488)	$63,860
Add:
Income tax (benefit) expense	(38,440)	(26,552)	26,362	(3,313)
Non-operating expenses, including net interest expense	203,534	203,534	210,348	79,680
Stock-based compensation expense	18,779	18,779	44,206	10,744
Depreciation and amortization	142,585	142,143	127,773	51,148
Gain on exchange of assets or stations	—	—	—	(15,278)
Realized (gain) loss on derivative instrument	(14)	(12)	3,368	3,368
Impairment of intangible assets	127,141	127,141	—	—

Discontinued operations:
Income (loss) from discontinued operations	—	(59,448)	—	(69,041)
Less:
Interest expense, net of interest income, excluding non-cash charge/credit for change in value of swap arrangements and amortization of debt issuance costs	(186,854)	(186,854)	(192,392)	(86,862)
Income taxes paid	(6,658)	(6,658)	(6,148)	(6,148)
Capital expenditures	(6,607)	(6,607)	(6,690)	(6,690)

Free cash flow	$182,455	$172,737	$174,339	$21,468

Supplemental Unaudited Pro Forma Financial Information

The following supplemental unaudited pro forma financial information assumes the CMP Acquisition and the Citadel Merger occurred as of January 1, 2010 and the Townsquare Asset Exchange occurred as of January 1, 2011. This supplemental unaudited pro forma financial information also includes the business combination accounting effects of the CMP Acquisition, the Citadel Merger and the Townsquare Asset Exchange, including Cumulus’ amortization expense resulting from acquired intangible assets, the elimination of certain intangible asset amortization expense incurred by CMP and Citadel, adjustments to interest expense for certain borrowings, adjustments for transaction-related expenses and the related tax effects. This supplemental unaudited pro forma financial information is presented for illustrative and informational purposes only and has been prepared based on estimates and assumptions which management believes are reasonable, but is not necessarily indicative of the consolidated financial position or results of operations that Cumulus would have achieved had either the CMP Acquisition or the Citadel Merger actually occurred on January 1, 2010 or the Townsquare Asset Exchange actually occurred on January 1, 2011 or on any other historical dates, nor is it reflective of the Company’s expected actual financial position or results of operations for any future period. For additional information, see “Forward-Looking Statements” above, including the risk factors referred to therein.

CUMULUS MEDIA INC.

Pro Forma Condensed Consolidated Statements of Operations

(Dollars in thousands)

	Three Months Ended December 31,
	2012	2011			Change
	Pro Forma				$	%
Net revenues	$284,196	$284,014	(A	)	182	0.1%

Operating expenses:
Direct operating expenses (excluding depreciation and amortization and LMA fees)	177,406	175,549			1,857	1.1%
Depreciation and amortization	35,824	30,696	(B	)	5,128	16.7%
LMA fees	904	855			49	5.7%
Corporate, general and administrative expenses (excluding stock-based compensation expense)	7,860	10,614	(A	), (C)	(2,754)	-25.9%
Realized (gain) loss on derivative instrument	(638)	687			(1,325)	N/A
Stock-based compensation expense	3,108	7,956			(4,848)	-60.9%
Impairment of intangible assets	114,706	—			114,706	N/A

Total operating expenses	339,170	226,357			112,813	49.8%

Operating (loss) income	(54,974)	57,657			(112,631)	-195.3%

Non-operating expense:
Interest expense, net	(48,448)	(51,159)	(D	)	2,711	-5.3%
Loss on early extinguishment of debt	(2,432)	—			(2,432)	N/A
Other (expense), net	(2,433)	(117)			(2,316)	N/A

Total non-operating expense, net	(53,313)	(51,276)			(2,037)	4.0%

(Loss) income before taxes	(108,287)	6,381			(114,668)	N/A
Income tax benefit (expense)	23,764	(16,806)	(E	)	40,570	N/A

Net loss	$(84,523)	$(10,425)			(74,098)	710.7%

	Year Ended December 31,
	2012	2011			Change
	Pro Forma				$	%
Net revenues	$1,082,877	$1,111,553	(A	)	(28,676)	-2.6%

Operating expenses:
Direct operating expenses (excluding depreciation and amortization and LMA fees)	666,285	700,420			(34,135)	-4.9%
Depreciation and amortization	142,585	127,773	(B	)	14,812	11.6%
LMA fees	3,556	2,822			734	26.0%
Corporate, general and administrative expenses (excluding stock-based compensation expense)	30,470	43,227	(A	), (C)	(12,757)	-29.5%
Gain on exchange of assets or stations	—	(14,479)			14,479	N/A
Realized (loss) gain on derivative instrument	(14)	3,368			(3,382)	-100.4%
Stock-based compensation expense	18,779	44,206			(25,427)	-57.5%
Other operating income, net	—	(6)			6	N/A
Impairment of intangible assets	127,141	—			127,141	N/A

Total operating expenses	988,802	907,331			81,471	9.0%

Operating income	94,075	204,222			(110,147)	-53.9%

Non-operating expense:
Interest expense, net	(198,627)	(204,917)	(D	)	6,290	-3.1%
Loss on early extinguishment of debt	(2,432)	(4,366)			1,934	N/A
Other expense, net	(2,467)	(1,065)			(1,402)	131.6%

Total non-operating expense, net	(203,527)	(210,348)			6,821	-3.2%

Loss before taxes	(109,451)	(6,126)			(103,325)	1686.6%
Income tax benefit (expense)	38,440	(26,362)	(E	)	64,802	N/A

Net loss	$(71,011)	$(32,488)			(38,523)	N/A

Footnotes to Supplemental Unaudited Pro Forma Financial Information

(A)	Adjustment to reflect the termination of the CMP Management Agreement. Prior to the completion of the CMP Acquisition, Cumulus managed CMP’s business pursuant to a management agreement (the “CMP Management Agreement”). Under the terms of the CMP Management Agreement, CMP was required to pay to Cumulus the greater of $4.0 million or 4.0% of the Adjusted EBITDA on an annual basis of certain of CMP’s subsidiaries. For the three months and year ended December 31, 2011, $0.0 million and $2.3 million, respectively, was eliminated from net revenues and corporate general and administrative expenses.
(B)	Adjustment to increase pro forma depreciation and amortization expense to reflect the impact of the increase in the fair value of tangible assets and amortizable intangible assets acquired due to the application of the acquisition method of accounting. Pro forma depreciation and amortization expense has been adjusted to reflect the final valuations of property and equipment and definite-lived intangible assets acquired in the CMP Acquisition and the Citadel Merger, and for the final valuation of property and equipment and definite-lived intangible assets acquired in the Townsquare Asset Exchange.
(C)	Acquisition-related costs. Excludes acquisition-related costs for the three months and year ended pro forma periods ended December 31, 2011 of $10.3 million and $84.2 million, respectively. Excludes acquisition-related costs for the three months and year ended December 31, 2012 of $8.8 million and $17.0 million, respectively.
(D)	Adjustment to recognize interest expense incurred pursuant to the refinancing transactions undertaken in connection with the CMP Acquisition and the Citadel Merger (the “Refinancing”). As part of these transactions, all outstanding indebtedness of each of Cumulus and Citadel was refinanced. This adjustment reflects the increased interest expense assuming this Refinancing was completed effective as of January 1, 2010. As part of the Refinancing, in May 2011, Cumulus issued $610.0 million aggregate principal amount of 7.75% senior notes, the proceeds of which were used to, among other things, repay amounts outstanding under Cumulus’ then-existing term loan facility. Also, as part of the Refinancing and in connection with the completion of the Citadel Merger, on September 16, 2011, the Company obtained financing which was used in part for the repayment of certain outstanding indebtedness of each of Cumulus, CMP and Citadel.
(E)	Adjustment to reflect income tax impacts on pro forma adjustments. Adjustment to reflect the income tax impacts resulting from the pro forma adjustments to the accompanying unaudited pro forma condensed consolidated statements of operations were based on an estimated combined federal and state statutory income tax rate of 38.0%.

CUMULUS MEDIA INC.

Pro Forma Condensed Consolidated Statements of Operations

(Dollars in thousands)

(Unaudited)

	Year Ended December 31, 2011
	Q1	Q2	Q3	Q4	Full Year
Broadcast revenues	$246,847	$291,392	$288,925	$284,014	$1,111,178
Management fees	125	125	125	—	375	(A)

Net revenues	246,972	291,517	289,050	284,014	1,111,553
Operating expenses:
Direct operating expenses (excluding depreciation, amortization and LMA fees)	167,895	174,564	182,412	175,549	700,420
Depreciation and amortization	32,020	31,882	33,175	30,696	127,773	(B)
LMA fees	680	669	618	855	2,822
Corporate general and administrative expenses (excluding stock-based compensation expense)	13,470	7,626	11,517	10,614	43,227	(A)(C)(D)
(Gain) loss on exchange of assets or stations	(14,992)	119	394	—	(14,479)
Realized loss on derivative instrument	40	1,205	1,436	687	3,368
Stock-based compensation expense	12,939	13,060	10,251	7,956	44,206
Other operating income, net	(6)	—	—	—	(6)

Total operating expenses	212,046	229,125	239,803	226,357	907,331

Operating income	34,926	62,392	49,247	57,657	204,222
Non-operating (expense) income:
Interest expense, net	(51,300)	(51,253)	(51,205)	(51,159)	(204,917	)(E)
Loss on early extinguishment of debt	—	(4,366)	—	—	(4,366)
Other (expense) income, net	(3)	(1,154)	209	(117)	(1,065)

Total non-operating expense, net	(51,303)	(56,773)	(50,996)	(51,276)	(210,348	)(F)

(Loss) income before taxes	(16,377)	5,619	(1,749)	6,381	(6,126)
Income tax benefit (expense)	11,937	(4,120)	(17,373)	(16,806)	(26,362	)(G)

Pro forma adjusted net (loss) income	$(4,440)	$1,499	$(19,122)	$(10,425)	$(32,488	)(H)

Reconciliation of Pro Forma Non-GAAP Financial Measure to Most Directly Comparable Pro forma GAAP Measure

The following table reconciles pro forma net (loss) income to pro forma Adjusted EBITDA for each quarter during, and the full year ended, December 31, 2011 (dollars in thousands):

	Year Ended December 31, 2011
	(unaudited)
	Q1	Q2	Q3	Q4	Full Year
Pro forma net (loss) income	$(4,440)	$1,499	$(19,122)	$(10,425)	$(32,488)
Income tax (benefit) expense	(11,937)	4,120	17,373	16,806	26,362
Non-operating expenses, including interest expense, net	51,303	56,773	50,996	51,276	210,348
LMA fees	680	669	618	855	2,822
Depreciation and amortization	32,020	31,882	33,175	30,696	127,773
Stock-based compensation expense	12,939	13,060	10,251	7,956	44,206
(Gain) loss on exchange of assets or stations	(14,992)	119	394	—	(14,479)
Realized loss on derivative instrument	40	1,205	1,436	687	3,368

Pro forma Adjusted EBITDA	$65,613	$109,327	$95,121	$97,851	$367,912

Footnotes to Supplemental Unaudited Pro Forma Quarterly Financial Information

(A)	Adjustments to reflect the termination of the CMP Management Agreement. For the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, $1.0 million, $1.0 million and $0.3 million, respectively, was eliminated from net revenues and corporate general and administrative expenses related to the termination of the CMP Management Agreement.
(B)	Adjustments to increase pro forma depreciation and amortization expense to reflect the impact of the increase in the estimated fair value of tangible assets and amortizable intangible assets due to the application of the acquisition method of accounting. Pro forma depreciation and amortization expense has been adjusted to reflect the final valuations of property and equipment and definite-lived intangible assets acquired in the CMP Acquisition and the Citadel Merger, and to reflect the final valuation of property and equipment and definite-lived intangible assets acquired in the Townsquare Asset Exchange.
(C)	Acquisition-related stock-based compensation expense. Reflected in the quarter ended December 31, 2011 is the elimination of stock-based compensation expenses of $20.0 million incurred by Citadel due to the acceleration of vesting of certain outstanding equity awards resulting from the completion of the Citadel Merger.
(D)	Acquisition-related costs. Reflects the elimination of $6.5 million, $7.7 million, $59.7 million and $10.3 million of non-recurring transaction-related costs incurred for the quarters ended March 31, 2011, June 30, 2011, September 30, 2011 and December 31, 2011, respectively.
(E)	Adjustments to recognize interest expense incurred pursuant to the Refinancing. This adjustment reflects the increased interest expense associated with the completion of the Refinancing.
(F)	Gain on equity investment. Cumulus Media recognized a gain of $11.6 million, representing the adjustment to fair value of its previously held equity interest in CMP at the time of the CMP Acquisition, and this amount has been excluded from the accompanying pro forma condensed consolidated statement of operations for the quarter ended September 30, 2011.
(G)	Adjustments to reflect income tax impacts on pro forma adjustments. Adjustments to reflect the income tax impacts resulting from the pro forma adjustments to the accompanying unaudited pro forma condensed consolidated statements of operations were based on an estimated combined federal and state statutory income tax rate of 38.0%. Included in the full year ended December 31, 2011 is also an adjustment to income tax expense in the amount of $77.6 million to reverse the effect of releasing the valuation allowance against the Company’s deferred tax assets at the time of the Citadel Merger.
(H)	The Company has previously prepared and disclosed certain required pro forma financial information under Article 11 of the Securities and Exchange Commission regulations relating to Citadel Merger and CMP Acquisition. Any significant differences between the pro forma financial information previously disclosed and that presented herein principally relate to the amortization and depreciation of intangible and tangible assets and the related income tax effect thereon, which have been based on preliminary purchase price allocation information, related to the amount of and estimated life of such assets, respectively, available at the time of preparation of such information. The asset allocation valuation and estimated life information is prepared by the Company with the assistance of a third party specialist in purchase price allocation matters. At the time of the filing of the 2011 Form 10-K, such purchase price allocations had been updated by the third party specialist with additional amounts being allocated to amortizable intangible assets than had been disclosed in our earlier pro forma financial information. Any change to these assets would impact our estimates on depreciation and amortization and a related pro forma income tax effect. Also in our earnings release on March 12, 2012, our fourth quarter 2011 pro forma statement of operations included actual amortization and depreciation expense for the three months ended December 31, 2011. The pro forma statement of operations presented herein for the quarter ended December 31, 2011 reflects pro forma amortization and depreciation as if the Citadel Merger and CMP Acquisition had occurred as of January 1, 2010. The pro forma statements of operations presentation herein for all periods reflects pro forma amortization and depreciation as if the Townsquare Asset Exchange occurred as of January 1, 2011. The difference in actual compared to assumed transaction closing dates effects the amortization and depreciation expense and the related tax effect because the Company utilizes an accelerated amortization method for certain amortizable intangible assets as described in our footnotes to our audited financial statements as included in our 2011 Form 10-K.

The following supplemental unaudited pro forma financial information is intended to provide you with information about how the Townsquare Asset Exchange might have affected our historical consolidated quarterly financial statements during each completed quarterly period during 2012 and the year ended December 31, 2012 if such transaction had closed as of January 1, 2012. No pro forma adjustments had been made to reflect the CMP Acquisition and Citadel Merger since they have been completed before the earliest date presented.

CUMULUS MEDIA INC.

Pro Forma Condensed Consolidated Statements of Operations

(Dollars in thousands)

(Unaudited)

	2012
	Q1	Q2	Q3	Q4	Year Ended December 31, 2012
Broadcast revenues	$238,497	283,692	274,976	$283,031	$1,080,196
Management fees	30	296	1,190	1,165	2,681

Net revenues	238,527	283,988	276,166	284,196	1,082,877
Operating expenses:
Direct operating expenses (excluding depreciation, amortization and LMA fees)	155,648	170,905	162,326	177,406	666,285
Depreciation and amortization	35,028	36,347	35,386	35,824	142,585	(A)
LMA fees	839	885	928	904	3,556
Corporate general and administrative expenses (excluding stock-based compensation expense)	8,693	6,430	7,487	7,860	30,470	(B)
Realized (gain) loss on derivative instrument	(88)	841	(129)	(638)	(14)
Stock-based compensation expense	6,979	5,928	2,764	3,108	18,779
Impairment of intangible assets	—	12,435	—	114,706	127,141

Total operating expenses	207,099	233,771	208,762	339,170	988,802

Operating income	31,428	50,217	67,404	(54,974)	94,075
Non-operating (expense) income:
Interest expense, net	(50,803)	(49,619)	(49,757)	(48,448)	(198,627)
Loss on early extinguishment of debt	—	—	—	(2,432)	(2,432)
Other income (expense), net	264	(74)	(224)	(2,433)	(2,467)

Total non-operating expense, net	(50,539)	(49,693)	(49,981)	(53,313)	(203,526)

(Loss) income before taxes	(19,111)	524	17,423	(108,287)	(109,451)
Income tax benefit	6,357	8,058	261	23,764	38,440	(C)

Pro forma adjusted net (loss) income	$(12,754)	$8,582	$17,684	$(84,523)	$(71,011)

Reconciliation of Pro Forma Non-GAAP Financial Measure to Most Directly Comparable Pro forma GAAP Measure

The following table reconciles pro forma net (loss) income to pro forma Adjusted EBITDA for each quarter during 2012, and for the year ended December 31, 2012 (dollars in thousands):

	2012 (unaudited)
	Q1	Q2	Q3	Q4	Year Ended December 31, 2012
Pro forma net (loss) income	$(12,754)	$8,582	$17,684	$(84,523)	$(71,011)
Income tax benefit	(6,357)	(8,058)	(261)	(23,764)	(38,440)
Non-operating expenses, including interest expense, net	50,539	49,693	49,981	50,882	201,095
LMA fees	839	885	928	904	3,556
Depreciation and amortization	35,028	36,347	35,386	35,824	142,585
Stock-based compensation expense	6,979	5,928	2,764	3,108	18,779
Impairment of intangible assets	—	12,435	—	114,706	127,141
Loss on early extinguishment of debt	—	—	—	2,432	2,432
Realized (gain) loss on derivative instrument	(88)	841	(129)	(638)	(14)
Acquisition-related costs	—	—	—	8,795	8,795
Franchise taxes	297	260	275	(496)	336

Pro Forma Adjusted EBITDA	$74,483	$106,913	$106,628	$107,230	$395,254

Footnotes to Supplemental Unaudited Pro forma Quarterly Financial Information

(A)	Adjustments related to pro forma depreciation and amortization expense. Pro forma depreciation and amortization expense has been adjusted to reflect the effects of the preliminary valuation of property and equipment and definite-lived intangible assets acquired in the Townsquare Asset Exchange, net of the elimination of the depreciation and amortization expense related to the property and equipment and definite-lived intangible assets related to the stations disposed of in the Townsquare Asset Exchange.
(B)	Acquisition-related costs. Reflects the elimination of $1.0 million, $4.4 million and $2.7 million of non-recurring transaction-related costs incurred in the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, respectively.
(C)	Adjustments to reflect income tax impacts on pro forma adjustments. Adjustments to reflect the income tax impacts resulting from the pro forma adjustments to the accompanying unaudited pro forma condensed consolidated statements of operations were based on an estimated combined federal and state statutory income tax rate of 38.0%.

Supplemental Unaudited Summary of Equity Outstanding at December 31, 2012

The following supplemental unaudited summary provides selected data regarding the Company’s equity outstanding at December 31, 2012:

Type of Equity	Number of Shares
Common stock:
Class A common stock	158,519,394
Class B common stock	15,424,944
Class C common stock	644,871

Total common stock, issued and outstanding	174,589,209

Warrants:
Company Warrants	37,413,642
2009 Warrants	1,019,672
Warrant Reserve	2,437,570

Total Warrants	40,870,884

Total Common Stock and Warrants	215,460,093

The table above excludes the following securities: (i) warrants exercisable for 7.8 million shares of the Company’s Class A common stock and management stock options to purchase 18.5 million shares of the Company’s Class A common stock (of which 5.3 million were vested), all of which had exercise prices in excess of the closing price of the Company’s Class A common stock on December 31, 2012 and (ii) employee stock options to purchase 2.1 million shares of the Company’s Class A common stock, substantially all of which had exercise prices in excess of the closing price of the Company’s Class A common stock on December 31, 2012. For a further discussion of the Company’s equity securities, refer to the Company’s annual report on Form 10-K for the year ended December 31, 2012.